UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2014, Warner Music Group Corp. (the “Company”) announced that Eric J. Levin has been appointed by the Company’s Board of Directors to serve as the Company’s Executive Vice President and Chief Financial Officer, responsible for the Company’s worldwide financial operations. Mr. Levin succeeds Brian Roberts who is moving to a newly created position on the Company’s senior management team as Executive Vice President, Corporate Strategy and Operations. Both appointments are effective as of October 13, 2014.

Mr. Levin, age 51, served as the financial director of Ecolab (China) Investment Co. Ltd, a multinational technology and manufacturing group in China, from October 2012 to June 2014. From May 1988 to December 2001, he worked in various financial functions at Home Box Office, Inc., a subsidiary of Time Warner, and was promoted to CFO from January 2000 to December 2001. Thereafter and until 2011, he served in various operational and financial roles in companies in the media and publishing industry. From 2004 to 2007, he was the Co-Founder and CEO of City on Demand, LLC, a television production company. From 2009 to 2011, Mr. Levin was CFO at SCMP Group Limited, a company listed on the Hong Kong Stock Exchange, which is a leading Asia media holding company, and joined the board of The Post Publishing Public Company Limited, a company listed on the Stock Exchange of Thailand, which publishes newspapers and magazines. Mr. Levin obtained a B.S. in Electrical Engineering from the University of Pennsylvania in May 1984 and an M.B.A. in finance and economics from the University of Chicago Graduate School of Business in March 1988. Mr. Levin currently serves as a director of Forgame Holdings Limited, a company listed on the Hong Kong Stock Exchange, which is a leading developer and publisher of webgames in China, since November 2012 where he is Chairman of the Audit and Compliance Committee and a member of the Remuneration Committee.

There are no arrangements or understandings between Mr. Levin and any other persons pursuant to which he was appointed as the Company’s Executive Vice President and Chief Financial Officer. There is no family relationship between Mr. Levin and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. The Company has not entered into any transactions with Mr. Levin that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Pursuant to the terms of an employment letter, dated September 30, 2014, by and between Warner Music Inc., a wholly-owned subsidiary of the Company, and Mr. Levin, for his service as the Company’s Executive Vice President and Chief Financial Officer, Mr. Levin will receive an annual base salary of $550,000, be eligible to participate in the Company’s bonus plan, with an annual target bonus of 60% of his base salary, or $330,000, to be earned based on factors including the strength of his performance and the performance of the Company, and be eligible to participate in the Company’s U.S. benefits programs, subject to the terms and conditions of each program, and as described in the plan documents and summary plan descriptions. Pursuant to the employment letter, on or about October 13, 2015, the Company shall in good faith review Mr. Levin’s salary and target bonus and consider him for participation in the Company’s Long-Term Incentive Plan.

The term of Mr. Levin’s employment agreement shall be from October 13, 2014 to October 12, 2018. In the event the Company terminates his employment agreement for any reason other than for cause or if Mr. Levin terminates his employment for good reason, each as defined in the employment letter, or if the Company declines to offer continued employment at the end of the term, Mr. Levin will be entitled to severance benefits equal to one year of base salary. The employment letter also contains standard covenants relating to confidentiality and a one-year post-employment non-solicitation covenant.

Mr. Roberts will be moving into the newly established role of Executive Vice President, Corporate Strategy and Operations. As such, Mr. Roberts’ responsibilities include oversight of Artist & Label Services (which includes Warner-Elektra-Atlantic Corporation, or WEA Corp., the Company’s global distribution arm) and Information Technology. As an architect of the Company’s corporate infrastructure, he will identify and implement best practices in worldwide systems, policies and procedures.

A copy of the press release issued by the Company announcing the appointment of Mr. Levin and Mr. Roberts’ new role is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibit:

Exhibit Number	Description

99.1	Press Release issued on October 14, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	/s/ Paul M. Robinson
Paul M. Robinson Executive Vice President, General Counsel and Secretary

Date: October 14, 2014

INDEX OF EXHIBITS

Exhibit Number	Description

99.1	Press Release issued on October 14, 2014.